Exhibit 3.01


                     TERRITORY OF THE BRITISH VIRGIN ISLANDS

                    THE INTERNATIONAL BUSINESS COMPANIES ACT
                                   (Cap. 291)

                            MEMORANDUM OF ASSOCIATION
                                       OF
                                HI-Q WASON, INC.


     NAME

1.   The name of the Company is HI-Q Wason, Inc.

     REGISTERED OFFICE

2. The Registered Office of the Company will be at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands.

     REGISTERED AGENT

3. The Registered Agent of the Company will be HWR Services Limited of Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands.

     GENERAL OBJECTS AND POWERS

4. (1) The object of the Company is to engage in any act or activity that is not prohibited under any law for the time being in force in the British Virgin Islands.

     (2) The Company may not

          (a) carry on business with persons resident in the British Virgin Islands;

          (b) own an interest in real property situate in the British Virgin Islands, other than a lease referred to in paragraph (e) of subclause (3);

          (c) carry on banking or trust business, unless it is licensed to do so under the Banks and Trust Companies Act, l990;

          (d) carry on business as an insurance or reinsurance company, insurance agent or insurance broker, unless it is licensed under an enactment authorizing it to carry on that business;

          (e) carry on the business of company management, unless it is licensed under the Company Management Act, l990; or

          (f) carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands.

     (3) For purposes of paragraph (a) of subclause (2), the Company shall not be treated as carrying on business with persons resident in the British Virgin Islands if

          (a) it makes or maintains deposits with a person carrying on banking business within the British Virgin Islands;

          (b) it makes or maintains professional contact with solicitors, barristers, accountants, bookkeepers, trust companies, administration companies, investment advisers or other similar persons carrying on business within the British Virgin Islands;

          (c) it prepares or maintains books and records within the British Virgin Islands;

          (d) it holds, within the British Virgin Islands, meetings of its directors or members;

          (e) it holds a lease of property for use as an office from which to communicate with members or where books and records of the Company are prepared or maintained;

          (f) it holds shares, debt obligations or other securities in a company incorporated under the International Business Companies Act or under the Companies Act; or

          (g) shares, debt obligations or other securities in the Company are owned by any person resident in the British Virgin Islands or by any company incorporated under the International Business Companies Act or under the Companies Act.

     (4) The Company shall have all such powers as are permitted by law for the time being in force in the British Virgin Islands, irrespective of corporate benefit, to perform all acts and engage in all activities necessary or conducive to the conduct, promotion or attainment of the object of the Company.

     CURRENCY

5. Shares in the Company shall be issued in the currency of the United States of America.

     AUTHORIZED CAPITAL

6.   The Company has no authorized capital.

     CLASSES, NUMBER AND PAR VALUE OF SHARES

7. The authorized capital is made up of two class and one series of shares divided into 20,000,000 common shares of no par value and 5,000,000 preferred shares of no par value.

     DESIGNATIONS, POWERS, PREFERENCES, ETC. OF SHARES

8.   (1) All common shares shall

          (a)  have one vote each;

          (b) be subject to redemption, purchase or acquisition by the Company for fair value; and

          (c) have the same rights with regard to dividends and distributions upon liquidation of the Company.

     (2) With respect to the preferred shares, the directors are hereby authorized to fix by resolution of directors the designations, powers, preferences, rights, qualifications, limitations and restrictions thereof. The directors shall not allocate different rights as to the voting , dividends, redemption or distribution on liquidation, unless the Memorandum shall have been amended to create different classes of shares.

     VARIATION OF CLASS RIGHTS

9. If at any time the authorized capital is divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of not less than three-fourths of the issued shares of that class or series and of the holders of not less than three-fourths of the issued shares of any other class or series of shares which may be affected by such variation.

     RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

10. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

     REGISTERED SHARES

11. Shares in the Company may only be issued as registered shares and may not be exchanged for shares issued to bearer.


     AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

13. The Company may amend its Memorandum of Association and Articles of Association by a resolution of members only.

     DEFINITIONS

14. The meanings of words in this Memorandum of Association are as defined in the Articles of Association.

We, HWR SERVICES LIMITED, of Craigmuir Chambers, Road Town, Tortola, British Virgin Islands for the purpose of incorporating an International Business Company under the laws of the British Virgin Islands hereby subscribe our name to this memorandum of Association the 23rd day of April, 1999 in the presence of:

Witness                                          Subscriber



 ......................                            .....................
Ibn K. Thomas                                     Adel K. Clyne
Craigmuir Chambers                                Authorized Signatory
Road Town, Tortola                                HWR Services Limited
Company Administrator